UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 27, 2009

WEST COAST BANCORP

(Exact name of registrant as specified in charter)

Oregon

(State or other jurisdiction of incorporation)

0-10997

(SEC File Number)

93-0810577

(IRS Employer Identification No.)

5335 Meadows Road, Suite 201

Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(503) 684-0884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective January 27, 2009, the Board of Directors of West Coast Bancorp (the "Company") approved amendments to the Company's amended and restated bylaws. The amendments relate primarily to the indemnification provisions in Section 5 of the bylaws.

The primary effects of the amendments are to:
•

Clarify that the Company's obligation to indemnify directors and officers includes the obligation to advance expenses prior to the conclusion of a proceeding, subject to specified procedural requirements.

•	Clarify that the Company is permitted to indemnify both current and former employees and agents.
•	Clarify that failure of an indemnitee to notify the Company of a claim does not relieve the Company of its indemnification obligations unless the Company can show it has been actually prejudiced.
•

Revise the procedures by which the Company determines whether an individual is entitled to indemnification, including specifying circumstances in which the person requesting indemnification may require that the determination is made by independent counsel.

•

Provide that such a determination will bind the Company in a later judicial proceeding by an officer or director to enforce his or her rights to indemnification or advancement of expenses and to prohibit the Company from asserting invalidity of the bylaws as a defense to such a suit.

•	Clarify that the right to indemnification and advancement of expenses under the bylaws is a nonexclusive contractual right that may not be diminished by the Company or its directors or shareholders.

In addition to the amendments described above, the bylaws were amended to make various clarifications, technical corrections, and non-substantive changes.

The foregoing description is a summary and is qualified in its entirety by the full text of the amended and restated bylaws, which are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with the Form 8-K:

3.1 Amended and Restated Bylaws of the Company (as amended through January 27, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEST COAST BANCORP
Dated: January 27, 2009	By:	/s/ Richard R. Rasmussen
Richard R. Rasmussen Executive Vice President, General Counsel and Secretary